                                                                    Exhibit 99.1

                      [TRANSWESTERN PUBLISHING LETTERHEAD]


                                                                PRESS RELEASE

                                                     Contact:   Kimberley Beales
                                                                (858) 467-2815


FOR IMMEDIATE RELEASE
August 12, 2003

                             TRANSWESTERN PUBLISHING
                        ANNOUNCES SECOND QUARTER EARNINGS

SAN DIEGO - TransWestern Publishing Company LLC, a wholly-owned subsidiary of TransWestern Holdings L.P., announced second quarter revenues of $68.6 million, a decrease of $25.9 million as compared to the second quarter of 2002. During the second quarter, earnings before interest, taxes, depreciation and amortization (EBITDA) was $18.0 million, a decrease of $13.7 million or 43.3 percent as compared to the same period in 2002. Net income for the quarter decreased $14.0 million, from income of $11.9 million in the second quarter of 2002 to a loss of $2.1 million in the same period in 2003. (See the financial tables accompanying this release for a reconciliation of EBITDA to net income and for a further discussion of the use of EBITDA).

Decreased revenue for the quarter was due to 40 directories that moved out of the second quarter of 2003 that contributed $47.7 million in revenue in 2002. These directories did not meet specific sales objectives in order to publish them in the second quarter due to understaffing of sales representatives. This was partially offset by the publication of six new directories which contributed $1.7 million in revenue, revenue growth for the same 41 directories that published in both periods of $1.2 million or 2.5 percent, and 19 directories which moved into the period that added $18.9 million to the quarterly revenues.

Income from operations was $7.6 million in the second quarter of 2003 compared to $20.8 million in the second quarter of 2002 as a result of decreased revenues primarily related to directories moving out of the 2003 period. Interest expense decreased by $0.5 million, or 6.2 percent, in the second quarter of 2003 as compared to the second quarter of 2002 due to slightly lower interest rates and lower debt levels.

Bookings, which are the daily advertising orders received for the entire portfolio of books, grew from $72.3 million in the second quarter of 2002 to $85.4 million in the second quarter of 2003, an increase of 18.1 percent.

                                  - continued -

TRANSWESTERN PUBLISHING
Page 2

During the six months ended June 30, 2003, TransWestern Publishing published 122 directories, a decrease of 17 compared to the 139 published in the same period in 2002. As a result of changes in the publication schedule, 94 of the same directory titles were published in both periods, 11 directory titles were new, 17 directory titles moved into the period, and 45 directory titles moved out.

Total revenue decreased $31.8 million or 19.5 percent from $163.5 million in the six months ended June 30, 2002 to $131.7 million in the same period in 2003. Decreased revenue for the six months ended June 30, 2003 was due to 45 directories that moved out of the period that contributed $52.5 million in revenue in 2002. These directories did not meet specific sales objectives in order to publish them in the period due to understaffing of sales representatives. This was partially offset by the publication of 11 new directories which contributed $6.9 million in revenue, revenue growth for the same 94 directories that published in both periods of $1.5 million or 1.4 percent, and 17 directories which moved into the period and added $12.2 million. EBITDA in the six-month period decreased $18.7 million or 36.4 percent from $51.5 million in the six months ended June 30, 2002 to $32.8 million in 2003.

TransWestern Publishing's President and Chief Executive Officer, Rick Puente, commented on the results, "During the first six months of the year, TransWestern Publishing extended many of its sales campaigns to ensure our advertisers were properly represented, strengthen our market position and help increase revenue for these directories. The directories that have been extended are expected to publish later in the year. TransWestern Publishing has published approximately one-third of its portfolio thus far this year."

TransWestern Publishing will host a conference call to discuss the second quarter and year to date results on August 13, 2003 at 1:00 p.m. [EDT]. The call can be accessed by dialing (800) 521-5469. The call will be recorded with replay accessible from August 13, 2003 through August 20, 2003 by dialing (800) 615-3210, passcode 225534. This press release and other financial and statistical information to be discussed on the conference call is available at www.worldpages.com under heading about us/newsroom.

TransWestern Publishing is a California-based independent telephone directory publisher with 333 community-oriented telephone directories in 25 states.


This news release contains forward-looking statements about the Company's future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by such forward looking statements. Factors that may cause future results to differ materially from the Company's current expectations include, among others: general economic conditions, the Company's high level of indebtedness, account executive retention rates and risks relating to the acquisition and start-up of new directories. More information about these and other risks and uncertainties faced by the Company is contained in the Company's most recent registration statement, which is on file with the Securities and Exchange Commission.

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TRANSWESTERN PUBLISHING
Page 3

                       TRANSWESTERN PUBLISHING COMPANY LLC
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                AS OF JUNE 30,
                                                          --------------------------
                                                            2003              2002
                                                          ---------        ---------
                                                                 (Unaudited)
ASSETS
Total current assets                                      $ 125,075        $ 162,312
Property, equipment and leasehold improvements, net           5,262            5,825
Acquired intangibles, net                                   217,569          251,687
Other assets, primarily debt issuance costs, net              9,819           12,019
Deferred tax asset                                            6,275                0
                                                          ---------        ---------
Total assets                                              $ 364,000        $ 431,843
                                                          =========        =========

LIABILITIES AND MEMBER DEFICIT

Total current liabilities                                 $  79,666        $  75,708
Long term debt:
  Senior Credit Facility                                    210,867          224,719
  9 5/8% Series F Senior Subordinated Notes                 215,577          215,710
  Acquisition debt                                              100              300
                                                          ---------        ---------
Total Long term debt:                                       426,544          440,729

  Member deficit                                           (142,210)         (84,594)
                                                          ---------        ---------

TOTAL LIABILITIES AND MEMBER DEFICIT                      $ 364,000        $ 431,843
                                                          =========        =========


WORKING CAPITAL                                           $  45,409        $  86,604
TRADE RECEIVABLES, NET                                    $  85,731        $ 105,656


                                  - continued -
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TRANSWESTERN PUBLISHING
Page 4

                       TRANSWESTERN PUBLISHING COMPANY LLC
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                             THREE MONTHS ENDED               SIX MONTHS ENDED
                                                  JUNE 30,                        JUNE 30,
                                           2003             2002             2003             2002
                                        ---------        ---------        ---------        ---------
                                                (Unaudited)                       (Unaudited)
Net revenues                            $  68,606        $  94,546        $ 131,654        $ 163,516

Cost of revenues                           11,254           15,707           21,956           28,922
                                        ---------        ---------        ---------        ---------

Gross profit                               57,352           78,839          109,698          134,594

Operating expenses:
  Sales and marketing                      34,593           40,787           66,361           70,927
  General and administrative               15,140           17,217           31,393           33,037
                                        ---------        ---------        ---------        ---------
Total operating expenses                   49,733           58,004           97,754          103,964
                                        ---------        ---------        ---------        ---------

Income from operations                      7,619           20,835           11,944           30,630

Other income, net                             205              388              417              671
Interest expense                           (8,193)          (8,733)         (16,623)         (17,309)
                                        ---------        ---------        ---------        ---------
Income (loss) before taxes                   (369)          12,490           (4,262)          13,992
Tax provision                              (1,748)            (562)          (2,804)            (803)
                                        ---------        ---------        ---------        ---------

NET INCOME (LOSS)                       $  (2,117)       $  11,928        $  (7,066)       $  13,189
                                        =========        =========        =========        =========
NET INCOME (LOSS) PER MEMBER UNIT       $  (2,117)       $  11,928        $  (7,066)       $  13,189
                                        =========        =========        =========        =========
EBITDA DATA:

Net income (loss)                       $  (2,117)       $  11,928        $  (7,066)       $  13,189
  Interest expense                          8,193            8,733           16,623           17,309
  Depreciation and amortization            10,138           10,453           20,414           20,239
  Tax provision                             1,748              562            2,804              803
                                        ---------        ---------        ---------        ---------
EBITDA                                  $  17,962        $  31,676        $  32,775        $  51,540
                                        =========        =========        =========        =========


EBITDA is not a measure of performance under accounting principles generally accepted in the United States (GAAP). EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data presented in accordance with GAAP, or as a measure of profitability or liquidity. However, management has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. The Company's definition of EBITDA may not be comparable to that of other companies.

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